EXHIBIT 99.1


FOR IMMEDIATE RELEASE                      Contact:  Ilene A. Angarola
                                                     First Senior Vice President
                                                     Investor Relations
                                                     (516) 683-4420


                        NEW YORK COMMUNITY BANCORP, INC.
                        --------------------------------
              COMPLETES STRATEGIC MERGER WITH ROSLYN BANCORP, INC.
              ----------------------------------------------------


Westbury, N.Y., November 3, 2003 - New York Community Bancorp, Inc. (NYSE: NYB) today announced that its strategic merger with Roslyn Bancorp, Inc. ("Roslyn") was completed following the close of business on October 31, 2003. In accordance with the Agreement and Plan of Merger announced on June 27, 2003, Roslyn merged with and into New York Community Bancorp and Roslyn's primary subsidiary, The Roslyn Savings Bank, merged with and into New York Community Bank (the "Bank").

Based upon a fixed exchange ratio of 0.75 of a share of New York Community Bancorp stock for each share of Roslyn stock outstanding, approximately 57 million shares of stock were issued in the transaction, bringing the number of New York Community Bancorp shares outstanding to approximately 195 million. Reflecting Friday's closing price of $36.20, the combined company has a market capitalization of approximately $7 billion, making it the third largest thrift in the nation and the second largest publicly traded company headquartered on Long Island, based on market cap.

The combined company has assets of approximately $23 billion and a network of 147 banking offices serving customers throughout New York City, Nassau, Suffolk, and Westchester counties, and New Jersey. The Bank currently operates its branches through seven community divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank.

In addition to operating the largest supermarket banking franchise in the New York metropolitan region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Bank and the Company, and the merger with Roslyn, is available at www.myNYCB.com.